Exhibit 99

THE DOLAN COMPANY ADOPTS A RIGHTS AGREEMENT

TO PROTECT ITS NET OPERATING LOSSES

MINNEAPOLIS, Minn. (Sept. 18, 2013) –The Dolan Company (NYSE: DM), a leading provider of professional services and business information to the legal, financial and real estate sectors in the United States, today announced that it has adopted a shareholder rights plan (the “Rights Agreement”) for the preservation of the company’s net operating losses (“NOLs”) in relation to the potential limitations under Section 382 of the Internal Revenue Code.

By adopting the Rights Agreement, the company said it is helping to preserve the value of certain deferred tax benefits, including those generated by NOLs. The company currently estimates its NOLs to be at least $120 million, due primarily to the NDeX divestiture transactions it has completed this year.

In general, companies may “carry forward” NOLs in certain circumstances to offset current and future taxable income, which reduces federal and state income tax liability, subject to certain requirements and restrictions. Section 382, however, limits the amount of NOLs that can be used in any one year following an “ownership change,” as defined in Section 382. In general, an “ownership change” occurs when the percentage of common stock owned by one or more of a company’s “five-percent shareholders” increases by more than 50 percentage points over the lowest percentage of shares of common stock owned by such stockholder at any time during the prior three years on a rolling basis.

The company said the rights granted under the Rights Agreement are intended to deter any person from acquiring 4.99% or more of the outstanding shares of The Dolan Company’s common stock, or any existing 4.99% or greater holder from acquiring any additional shares representing 0.5% or more of the then outstanding common stock, in each case, without the approval of the company’s board of directors. This is intended to preserve the company’s NOLs, which otherwise could be at risk through regular daily trading of a public stock. The Rights Agreement was effective on September 18.

Under the Rights Agreement, stockholders of record at the close of business on October 1, 2013, will receive one share purchase right for each share of the company’s common stock held on that date. The rights, which will initially trade with the common stock and represent the right to purchase one one-thousandth of a share of a new series of preferred stock, become exercisable when a person or group acquires 4.99% or more of the company’s common stock without prior board approval. In that event, the rights permit the company’s other stockholders to purchase common stock at a significant discount, resulting in dilution of the ownership interest of such person or group. The Rights Agreement also contains redemption and exchange provisions typical for such agreements.

The rights will expire on the earliest of (i) September 17, 2016, (ii) the time at which the rights are redeemed, (iii) the time at which the rights are exchanged, (iv) the repeal of Section 382 or any successor statute, or any other change if the company’s board determines that the Rights Agreement is no longer necessary for the preservation of tax benefits, (v) the beginning of a taxable year of the company to which the board determines that no tax benefits may be carried forward, or (vi) a determination by the board that the Rights Agreement and the rights are no longer in the best interests of the company and its stockholders.

The Dolan Company is a leading provider of professional services and business information to the legal, financial and real estate sectors. Its Professional Services Division provides specialized outsourced services to the legal profession primarily through its subsidiaries DiscoverReady and Counsel Press. DiscoverReady provides outsourced discovery management and document review services to major companies and law firms. Counsel Press is the nation’s largest provider of appellate services to the legal community. The company’s Business Information Division publishes business journals, court and commercial media and other highly focused information products and services, operates web sites and produces events for targeted legal and professional audiences in each of the 19 geographic markets that it serves across the United States.

Investor Contact:

Bob Evans – 612-317-9430

Director of Business Development and Investor Relations—The Dolan Company

bob.evans@thedolancompany.com

Statement Regarding Forward Looking Information

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts are forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. These risks, uncertainties and other factors include, but are not limited to, those described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 8, 2013. We undertake no obligation to update any forward-looking statements in light of new information or future events.